Array BioPharma Reports Financial Results For The First Quarter Of Fiscal 2014 And Announces ARRY-520 Development Strategy

ARRY-520 Multiple Myeloma Registration Study Expected in 2014

MEK162 Phase 3 Trial Initiated in BRAF Melanoma

Selumetinib Phase 3 Trial Initiated in Non-Small Cell Lung Cancer

BOULDER, Colo., Oct. 31, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the first quarter of its fiscal year ending June 30, 2014.

(Logo: http://photos.prnewswire.com/prnh/20121029/LA02195LOGO)

Revenue for the first quarter of fiscal 2014 was $14.2 million, compared to $15.8 million for the same period in fiscal 2013. The cost of partnered programs increased to $10.7 million, compared to $6.5 million for the same period last year, largely due to increased co-development costs with Novartis related to the start of three MEK162 Phase 3 studies. Research and development expense declined to $11.7 million, compared to $13.5 million in the same prior year period due to the completion of the Phase 2 asthma study with ARRY-502. Net loss for the first quarter was $15.7 million, or $(0.13) per share, compared to a net loss of $11.8 million, or ($0.13) per share, for the same period in fiscal 2013. Array ended the quarter with $124 million in cash, cash equivalents and marketable securities.

Ron Squarer, Chief Executive Officer of Array, noted, "Array is taking an important step today by announcing plans to initiate a Phase 3 trial in 2014 with our wholly-owned multiple myeloma asset, ARRY-520. In addition, we are excited that five registration trials are already enrolling patients with our partnered MEK inhibitors, selumetinib and MEK162, with another pivotal trial expected to start by year-end."

KEY PIPELINE UPDATES

Wholly-Owned Pipeline Products

ARRY-520 – Expect to initiate Phase 3 trial in multiple myeloma (MM) in mid-2014
ARRY-520 is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available drugs to treat MM. Even with recent advances with IMiDs and proteasome inhibitors, the vast majority of patients progress on these therapies leaving an unmet need for novel agents which provide benefit in combination with, and after these therapies have failed. ARRY-520 has demonstrated activity as a monotherapy in heavily pre-treated patients as well as in combination with both Kyprolis® (carfilzomib) and Velcade® (bortezomib). Across multiple studies, ARRY-520 has been well tolerated with no peripheral neuropathy and limited non-hematologic toxicity. Adverse events are generally limited to transient, non-cumulative and predominantly asymptomatic hematologic effects.

Based on the strength of data from ongoing or completed clinical trials, and recent positive discussions with the Food and Drug Administration (FDA), Array expects to initiate a global Phase 3 study of ARRY-520 in patients with relapsed and refractory multiple myeloma (RRMM), of which there are more than 70,000 patients in developed countries. The trial will evaluate ARRY-520 in several hundred patients with RRMM, comparing Kyprolis plus ARRY-520 to Kyprolis alone, with Progression Free Survival (PFS) as the primary endpoint. Key secondary endpoints include Overall Survival (OS) and safety and efficacy differences between patients with low- and high-levels of alpha-1-acid glycoprotein (AAG), a potential patient selection marker. The trial design may include an interim analysis of Objective Response Rate (ORR), which if positive, could support an accelerated regulatory filing.

Array plans to conduct two clinical studies in addition to the Phase 3 trial. The first is a randomized Phase 2 trial comparing Kyprolis plus ARRY-520 versus Kyprolis alone in 75 RRMM patients with PFS as the primary endpoint. This trial, which is expected to begin next month, is designed to provide near-term confirmation of the combinability observed in the ongoing MD Anderson ARRY-520 plus Kyprolis trial. Positive results will support future regulatory submissions and also help validate the use of AAG. In addition, published results from this trial should support Phase 3 enrollment. Array is planning to initiate the Phase 3 trial prior to completing this study.

The second study will evaluate ARRY-520 as a single agent in a robust global Phase 2 trial in patients with RRMM including both low- and high-AAG patients. Trial initiation is planned for mid-2014. The primary endpoint will be ORR in patients with low levels of AAG. This trial is also designed to support future regulatory submissions, will include important safety and pharmacology data, and will also validate the use of AAG.

Four abstracts on ARRY-520 have been submitted for presentation at the 2013 American Society of Hematology (ASH) Annual Meeting in December 2013. These include data from the following studies: ARRY-520 plus dexamethasone, ARRY-520 plus Kyprolis, ARRY-520 plus Velcade and preclinical data regarding ARRY-520 plus Pomalyst. ASH is the world's largest professional society concerned with the causes and treatments of blood disorders.

ARRY-614 – Patient enrollment complete in myelodysplastic syndromes (MDS) clinical trial
ARRY-614 is being studied in Low/Intermediate-1 MDS, a population of more than 100,000 patients in developed countries. In a previous study of ARRY-614, multi-lineage activity was observed with the most promising effects seen in patients with thrombocytopenia, with several platelet transfusion-dependent patients becoming tranfusion-independent. Array is evaluating a new formulation of ARRY-614 in an ongoing dose-escalation clinical trial. The maximum tolerated dose has been established and expansion cohorts have been fully enrolled and are ongoing. Pharmacokinetic and pharmacodynamics assays performed as part of the trial have demonstrated improved bioavailability and target coverage relative to the previously-evaluated formulation. In addition, the study is evaluating safety and the preliminary efficacy of ARRY-614 based on Hematologic Improvement (increases in red blood cells, neutrophils and/or platelets), the reduction or independence from red blood cell and/or platelet transfusions, the durability of these responses, and OS. Mature response data from this trial is expected early next year. With these results, Array plans to discuss development plans with regulatory authorities.

An abstract providing updated data on the current ARRY-614 study has been submitted for presentation at the 2013 ASH Annual Meeting.

Partnered Pipeline Products

MEK162 (co-developing with Novartis) – Phase 3 trial initiated in BRAF-mutant melanoma
Novartis initiated a Phase 3 trial with MEK162 and the Novartis BRAF inhibitor, LGX818, in BRAF-mutant melanoma based on the safety and efficacy data reported in their trial presented at the 2013 American Society for Clinical Oncology (ASCO) Annual Meeting. The trial, called COLUMBUS, is a 900-patient randomized, open label, multi-center, parallel group, three-arm study comparing the efficacy and safety of LGX818 plus MEK162 and LGX818 monotherapy, as compared to vemurafenib in patients with locally advanced unresectable or metastatic melanoma with BRAF mutation.

There are now three Phase 3 trials enrolling with MEK162 in advanced cancer patients: NRAS-mutant melanoma, low-grade serous ovarian cancer and BRAF-mutant melanoma. NRAS-mutant melanoma represents the first indication for MEK162, and the projected regulatory filing from the NRAS-mutant melanoma study is estimated to be in 2015.

Selumetinib (partnered with AstraZeneca) – SELECT-1 Phase 3 trial initiated in non-small cell lung cancer (NSCLC)
AstraZeneca initiated a Phase 3 clinical trial of selumetinib as second-line therapy in patients with KRAS-mutant advanced or metastatic NSCLC based on the strength of Phase 2 data presented at the 2012 ASCO Annual Meeting. Array earned a milestone payment for the start of this study in October 2013.

SELECT-1 is a randomized, double-blind, placebo-controlled study that will evaluate the safety and efficacy of selumetinib in combination with docetaxel with PFS as the primary endpoint. Secondary endpoints include ORR and OS. SELECT-1, which will enroll approximately 630 patients, will be the largest prospective study ever conducted in this patient population, a genetic sub-type of lung cancer associated with poor prognosis and limited treatment options. KRAS mutations drive approximately 20 percent of human cancers and have been found in 20 to 30 percent of NSCLC tumors.

AstraZeneca is also conducting two additional registration trials. A pivotal study assessing the efficacy and tolerability of selumetinib combined with radioactive iodine as adjuvant therapy in patients with differentiated thyroid cancer with high risk of recurrence started in August 2013, and a pivotal study assessing the efficacy and tolerability in combination with dacarbazine in patients with metastatic uveal melanoma is planned to start in late 2013.

ARRY-380 (ONT-380) (collaboration with Oncothyreon) – Trial initiated in patients with HER2+ breast cancer with brain metastases
ARRY-380 is an orally active, reversible and selective small-molecule HER2 inhibitor. A trial of ARRY-380 in combination with Herceptin® (trastuzumab) was initiated in patients with brain metastases from HER2+ breast cancer. The trial is being conducted under the sponsorship of the Dana-Farber Cancer Institute, Boston, Massachusetts. Oncothyreon plans to start additional studies this year.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Thursday, October 31, 2013, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Thursday, October 31, 2013
Time:	9:00 a.m. eastern time
Toll-Free:	(877) 261-8990
Toll:	(847) 619-6441
Pass Code:	35902809

Webcast, including Replay and Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage oncology development company, with two wholly-owned hematology programs and two partnered MEK inhibitors in multiple pivotal trials. ARRY-520 is a targeted KSP inhibitor being developed to treat patients with multiple myeloma and has demonstrated clinical activity as monotherapy, and in combination with both Kyprolis® (carfilzomib) and Velcade® (bortezomib). ARRY-614 is an oral p38/Tie2 inhibitor with a novel mechanism of action being developed to treat patients with myelodysplastic syndromes. Both selumetinib, partnered with AstraZeneca, and MEK162, partnered with Novartis, are being studied in several pivotal trials in a variety of solid tumors. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of October 31, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2013	2012

Revenue
License and milestone revenue	$ 10,065	$ 12,476
Collaboration revenue	4,163	3,357
Total revenue	14,228	15,833

Operating expenses
Cost of partnered programs	10,658	6,539
Research and development for proprietary
programs	11,704	13,534
General and administrative	5,179	4,780
Total operating expenses	27,541	24,853

Loss from operations	(13,313)	(9,020)

Other income (expense)
Interest income	16	11
Interest expense	(2,383)	(2,759)
Total other expense, net	(2,367)	(2,748)

Net loss	$ (15,680)	$ (11,768)

Weighted average shares outstanding -
basic and diluted	117,509	92,606

Net loss per share - basic and diluted	$ (0.13)	$ (0.13)

Summary Balance Sheet Data
(in thousands)

	September 30, 2013	June 30, 2013

Cash, cash equivalents and marketable securities	$ 123,721	$ 108,706
Property, plant and equipment, gross	$ 88,734	$ 88,537
Working capital	$ 82,290	$ 70,732
Total assets	$ 152,645	$ 135,988
Long-term debt, net	$ 100,203	$ 99,021
Stockholders' deficit	$ (13,162)	$ (21,909)